Exhibit 99.1
SECURUS TECHNOLOGIES ANNOUNCES YEAR END 2005 INVESTOR CALL
     DALLAS, March 31 /PRNewswire/ — Securus Technologies, Inc. announced today that it will be holding a quarterly investor call on Thursday, April 6 at 11:30 a.m. Eastern Time to discuss its results of operations for the year ended December 31, 2005 as set forth in its recently filed Annual Report on Form 10-K, which is filed with the SEC. To access the call, participants should dial (866) 548-4703, then when prompted enter 270744.
     As more fully set forth in its recently filed Annual Report, Securus generated operating revenues of $377.2 million for the year ended December 31, 2005. For the year ended December 31, 2004, calculated on a pro forma basis for comparative purposes, Securus and its subsidiaries, including its Evercom and T-Netix subsidiaries, generated combined revenues of $364.1 million. The proforma basis is adjusted to include the operating results of Evercom for the 252 days ended September 9, 2004, prior to Securus’ acquisition of Evercom and the operating results of T-Netix for the 61 days ended March 2, 2004 prior to Securus’ acquisition of T-Netix.
     Securus has had continued success in growing its prime contract line of business (direct provisioning). Securus generated $303.2 million of pro forma revenue from prime contracts during the year ended December 31, 2005 as compared to $283.0 million during the year ended December 31, 2004. In addition to growing its market share in prime contracts, the Company indicated that it has renewed approximately 92% of these prime contract revenues generated from accounts which came up for renewal in 2005.
     The Solutions services line of business also exhibited revenue growth year over year. However, in the future, revenue from Solutions services is expected to decline as a result of the exit of AT&T from the inmate telecommunications market through a sale of its business to a Securus competitor.
     These positive increases were offset by a decline in the highly profitable telecommunications services revenues and equipment sales revenues. The decline in these business segments was a result of both the exit of Verizon and AT&T from the inmate telecommunications market, as well as the strategy employed by Securus to focus on growing its prime contract business by seeking to convert accounts from the telecommunications services business to prime contract which, as expected, resulted in a lower customer retention rate in telecommunications services. Also, as a result of industry changes, equipment sales have declined.
     For the year ended December 31, 2005, Securus reported earnings before interest, income taxes, depreciation and amortization (“EBITDA”) of $39.2 million. Securus’ EBITDA was negatively impacted by a total of $2.1 million, comprised of $0.9 million of legal fees related to the Condes litigation, as further explained in the 10-K, $0.5 million of Sarbanes Oxley Section 404 implementation costs, $0.1 million of non-cash compensation expense related to the issuance of restricted stock, and $0.6 million of severance payments to terminated employees. EBITDA reconciles to a reported operating income of $15.3 million for year ended December 31, 2005, as follows (in millions):

Operating Income	$15.3
Add Back:
Depreciation and amortization	23.9
EBITDA	$39.2

     The Company believes EBITDA is an important financial measure used by the Company’s lenders to monitor operating performance. The Company also believes EBITDA provides meaningful insight to its investors in understanding the Company’s operating performance.
     Richard Falcone, Chief Executive Officer stated, “We continued in the fourth quarter to post solid growth in market share in our prime contracting business and we are well-positioned to capitalize on prime contracting opportunities created by the exit of large telecom companies from the inmate market. Thanks to this growth, we have been able to substantially offset the significantly declining trend in our wholesale business units. Our challenge near-term will be to continue growing prime contract business to offset what will undoubtedly be a continuing decline in our wholesale businesses, driven by the new industry landscape created by the departure of these large telecom companies. I continue to believe that no company in our industry is better positioned to capitalize on these opportunities.”
     Special Note Regarding Forward-Looking Statements:
     The foregoing release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environment of Securus that may cause the actual results to be materially different from any future results expressed or implied in such forward-looking statements.